SHAREHOLDER MEETING (Unaudited)

On March 17, 2000, a shareholder meeting was held to approve a new subadvisory agreement between the Manager and the Sub-Advisor as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                                       Withheld/
                  For                       Against                    Abstain                   Total

                  40,140,275                499,658                    965,933                   41,605,866